For more information:	Investor Relations

Joseph Cutts	JoAnn Horne
Chief Operating Officer and Chief Financial Officer	Market Street Partners
EFI	415-445-3239

650-357-3500

EFI Reports Fourth Quarter 2005 Results
Revenues $145.4 million, Non-GAAP EPS $0.36, GAAP EPS $0.18

Foster City, Calif. – January 31, 2006 – EFI (Nasdaq: EFII), the world leader in digital controllers, superwide format printers and inks and print management solutions, announced today that for the quarter ended December 31, 2005, revenue was $145.4 million, compared to the fourth quarter 2004 revenue of $81.2. For the year ended December 31, 2005, revenue was $468.5 million compared to $394.6 million in 2004.

Non-GAAP net income was $23.1 million or $0.36 per diluted share in the fourth quarter of 2005, up from $3.1 million or $0.06 per diluted share for the same period in 2004.

Non-GAAP net income was $56.7 million or $0.93 per diluted share for the year ended 2005, compared to $36.9 million or $0.62 per diluted share for the same period in 2004.

GAAP net income was $11.4 million or $0.18 per diluted share in the fourth quarter of 2005, compared to net income of $0.8 million or $0.02 per diluted share for the same period in 2004.

GAAP net loss, reflecting a charge for in-process research and development and the amortization of intangibles, for the year ended December 31, 2005 was $4.1 million or $0.07 per diluted share compared to net income of $38.0 million or $0.64 per diluted share for the same period in 2004.

Non-GAAP net income is computed by adjusting GAAP net income by the impact of amortization of acquisition-related intangibles, stock-based compensation and other non-recurring charges and gains.

As of December 31, 2005, the Company’s total assets were $1.1 billion, up from the $1.0 billion reported as of December 31, 2004. Total liabilities as of December 31, 2005 were $375.8 million, up from the $350.3 million reported as of December 31, 2004.

“We are very pleased with our performance across the entire product lineup during the quarter. The year over year numbers speak to the strong recovery in our Fiery business as well as the successful VUTEk acquisition,” said Guy Gecht, Chief Executive Officer of EFI. “Our outlook for the first quarter, taking into account our normal seasonality, is a further indication of the growing strength across our business and we expect the momentum to continue through 2006.”

Separately the company also announced that John Ritchie, currently Vice President of Finance, will be promoted to the role of Chief Financial Officer effective April 1, 2006. John joined EFI in 2000 as part of the Splash acquisition where he was CFO. “John Ritchie’s promotion is a reflection of his great contribution to EFI in driving shareholder value, integrating numerous acquisitions and assuring compliance with regulatory standards,” Gecht added. “I am confident that John will do a terrific job as CFO while also freeing up Joe Cutts to focus on his Chief Operating Officer responsibilities.”

Q1 Outlook

For the first quarter of 2006 the company expects revenues in the range of $132 million to $134 million and non-GAAP earnings per share of $0.26 to $0.28. GAAP earnings are estimated to be $0.12 to $0.14 per share. GAAP net income outlook includes an estimated charge related to the implementation of FAS 123R. This estimate is subject to change. Both the non-GAAP and the GAAP earnings estimates for Q1 include the 9.1 million shares related to the Company’s contingently convertible debt.

Reconciliation of non-GAAP to GAAP EPS estimates
Non-GAAP EPS estimate	$0.26	$0.28
Amortization of acquisition-related intangibles	$(0.14)	$(0.14)
Amortization of stock based compensation	$(0.05)	$(0.05)
Tax effect of non-GAAP adjustments	$0.05	$0.05
GAAP EPS estimate	$0.12	$0.14

EFI will discuss the company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Non-GAAP Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a non-GAAP measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Our non-GAAP net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income by adjusting GAAP net income with the impact of amortization of acquisition-related intangibles, stock-based compensation and other non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

The statements, “Our outlook for the first quarter, taking into account our normal seasonality, is a further indication of the growing strength across our business and we expect the momentum to continue through 2006.” and “For the first quarter of 2006 the company expects revenues in the range of $132 million to $134 million and non-GAAP earnings per share of $0.26 to $0.28.” and “GAAP earnings are estimated to be $0.12 to $0.14 per share.” and “GAAP net income outlook includes an estimated charge related to the implementation of FAS 123R” and “This estimate is subject to change.”, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Past performance is not necessarily indicative of future results. Forward-looking statements are subject to certain risks and uncertainties that could cause actual future results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) current world-wide financial/economic difficulties continue including variations in foreign exchange rates; (3) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (4) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (5) changes in the mix of products sold leads to variations in results; (6) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (7) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (8) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (9) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (10) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (11) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (12) timely and qualitative execution in the manufacturing of products may not be assured; (13) litigation involving intellectual property or other matters may cause a material impact in our results; (14) our ability to adequately service our debt; (15) our ability to successfully integrate VUTEk’s business with our own without operational disruption to their business or ours, loss of sales, unexpected costs or adverse impact on relations with customers or suppliers and (16) other risk factors listed from time to time in the Company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the section entitled “Factors That Could Adversely Affect Performance” of EFI’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics for Imaging, Inc. / EFI

EFI (www.efi.com) is the world leader in digital controllers, superwide format printers and inks and print management solutions. EFI’s award-winning technologies offer end to end, integrated document management tools from creation to print, including high fidelity color Fiery® print servers that can output up to 2000 ppm; VUTEk superwide digital inkjet printers and UV and solvent inks capable of printing on flexible and rigid substrates; powerful print production workflow and management information software solutions for increased performance and cost efficiency; and an array of corporate printing solutions. EFI’s integrated solutions connect seamlessly, delivering unbeatable performance, cost savings and increased productivity. EFI maintains 23 offices worldwide.

Electronics for Imaging, Inc.
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenue	$145,360	$81,229	$468,501	$394,604
Cost of revenue	57,991	28,216	179,490	138,382

Gross profit	87,369	53,013	289,011	256,222

Operating expenses:
Research and development	28,641	27,865	109,525	111,134
Sales and marketing	22,778	17,694	81,854	74,711
General and administrative	9,032	6,645	34,007	27,264
Stock based compensation expense	668	—	1,929	—
In-process research and development	7,100	—	45,300	—
Severance expense	—	—	2,685	—
Real estate related charges	—	—	—	14,394
Amortization of identified intangibles and other acquisition related charges	8,207	3,175	26,434	14,690

Total operating expenses	76,426	55,379	301,734	242,193

Income (loss) from operations	10,943	(2,366)	(12,723)	14,029
Interest income and other income, net	2,760	2,211	9,479	7,147
Litigation settlements and sale of product line	—	—	—	3,052

Total other income, net	2,760	2,211	9,479	10,199

Income (loss) before income taxes	13,703	(155)	(3,244)	24,228
(Provision for) benefit from income taxes	(2,333)	968	(823)	13,791

Net income (loss)	$11,370	$813	$(4,067)	$38,019

Dilutive EPS calculation
Net income (loss)	$11,370	$813	$(4,067)	$38,019

After-tax adjustment of convertible debt-related costs	750	—	—	2,999

Income (loss) for purposes of computing diluted net income (loss) per share	$12,120	$813	$(4,067)	$41,018

Net income (loss) per diluted common share	$0.18	$0.02	$(0.07)	$0.64

Shares used in diluted per share calculation	66,064	54,043	54,425	63,996

Electronics for Imaging, Inc.
Reconciliation of Reported GAAP Net Income to	Three Months Ended
Non-GAAP Net Income	December 31,		Year Ended December 31,
(in thousands, except per share data) (unaudited)	2005	2004	2005	2004
Net income (loss)	$11,370	$813	$(4,067)	$38,019
In-process research and development expense	7,100	—	45,300	1,000
Amortization of acquisition-related intangibles	8,207	3,175	26,434	13,690
Severance expense	—	—	2,685	1,011
Litigation settlements and sale of product line	—	—	—	(3,052)
Stock based compensation expense	668	—	1,929	—
Loss on securities liquidated to fund acquisition	—	—	540	—
Benefit from tax settlement	—	—	—	(18,935)
Real estate related charges	—	—	—	14,394
Tax effect of non-GAAP adjustments	(4,210)	(889)	(16,148)	(9,253)

Non-GAAP net income	$23,135	$3,099	$56,673	$36,874
After-tax adjustment of convertible debt-related expense	750	—	2,999	2,999

Income for purposes of computing diluted non-GAAP net income per share	$23,885	$3,099	$59,672	$39,873

Non-GAAP net income per diluted common share	$0.36	$0.06	$0.93	$0.62

Shares used in per share calculation	66,064	54,043	64,425	63,996
Revenue Break-Down (in thousands) (unaudited)	Three Months Ended December 31,		Year Ended December 31,

Revenue by Product	2005	2004	2005	2004
Controller products	$79,512	$54,805	$274,015	$292,833
Wide format digital inkjet products	39,262	—	86,913	—
Professional printing applications	17,764	18,099	71,375	68,484
Miscellaneous	8,822	8,325	36,198	33,287

Total	$145,360	$81,229	$468,501	$394,604

Revenue by Geographic Area
North America	$73,124	$43,782	$250,605	$217,069
Europe	49,326	21,243	137,310	105,168
Japan	11,005	12,587	47,125	56,799
Rest of World	11,905	3,617	33,461	15,568

Total	$145,360	$81,229	$468,501	$394,604

Electronics for Imaging, Inc.
Consolidated Balance Sheets (unaudited)
	December 31,	December 31,
(in thousands),	2005	2004
Assets
Cash, cash equivalents and short-term investments	$469,616	$659,559
Accounts receivable, net	67,926	41,128
Inventories, net	25,874	5,529
Other current assets	32,267	22,157

Total current assets	595,683	728,373
Property and equipment, net	49,600	44,324
Restricted investments	88,580	88,580
Goodwill	189,667	73,768
Intangible assets, net	153,722	40,842
Other assets	5,276	41,990

Total assets	$1,082,528	$1,017,877

Liabilities & Stockholders’ equity
Accounts payable	$30,937	$24,286
Accrued and other liabilities	88,035	62,219
Income taxes payable	16,327	23,812

Total current liabilities	135,299	110,317
Long term deferred tax liability	530	—
Long-term obligations	240,000	240,000

Total liabilities	375,829	350,317

Common stock	662	638
Additional paid-in capital	403,379	359,340
Treasury stock	(214,722)	(214,722)
Retained earnings	517,380	522,304

Total stockholders’ equity	706,699	667,560

Total liabilities and stockholders’ equity	$1,082,528	$1,017,877